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                                                                    Exhibit 99.1

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                                  NEWS RELEASE
                                 October 4, 2002

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                             KANKAKEE BANCORP, INC.

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               310 South Schuyler Avenue
               P.O. Box 3                      (815) 937-4440
               Kankakee, IL  60901-0003    Fax (815) 937-3674

For more information contact:
         Larry D. Huffman, President and CEO               For Immediate Release
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                  Kankakee Bancorp, Inc. Takes a Charge Related
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                to Increases in its Allowance for Losses on Loans
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Kankakee, Illinois . . . . .(October 4, 2002) Kankakee Bancorp, Inc. (AMEX:KNK)
announced today that the Company took a nonrecurring after-tax charge of approximately $2.17 million, or approximately $1.85 per diluted share, to its third quarter earnings. The charge was recorded as an additional provision to the allowance for losses on loans. After the charge, the Company's allowance for losses on loans, including both general and specific reserves, is approximately $6.3 million.

Management expects to release its third quarter earnings during the week of October 21, 2002. At this time, management expects to record a loss for the third quarter as a result of the charge, but expects to realize a profit for the 2002 fiscal year. Additionally, management does not expect the charge to affect the ability of the Company to continue to pay dividends to its stockholders.

As with many financial institutions, the lagging economy has challenged many companies, including some of the bank's customers. The current charge is the result of the deterioration of two credits. One set of credits is with a group of related borrowers in the real estate development business, an industry that has been negatively affected in the bank's market area by the general economic downturn. The second credit is with another customer in that same industry. While management has been able to identify the Company's current exposure under the credits and will increase the allowance for losses on loans accordingly, it is possible that the Company will have to take future charges in relation to these loans. Management currently believes that the Company's maximum additional exposure under these loans is approximately $2.8 million, however, management has concluded that it is not appropriate at this time to add additional reserves for this amount. Management is continuing to examine the loans with these customers to evaluate the best course of action to realize the full satisfaction of these credits.

"While we are disappointed that it is necessary to increase our provision for loan losses, we are confident that we have identified the Company's current exposure," stated Larry Huffman,



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                                                                    Exhibit 99.1

President and CEO of the Company. "We understand the difficulties that our customers are facing with this challenging economic environment, and we are committed to assisting them while still maintaining our obligations to our stockholders," Mr. Huffman added.

Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.